Exhibit 10.1

October 26, 2006

CONFIDENTIAL

Arcelor S.A.

19, avenue de la Liberté

L-2930 Luxembourg

Ladies and Gentlemen:

This letter sets forth the agreement between Noble International, Ltd. (“Noble”) and Arcelor S.A. (“Arcelor”) regarding the combination (the “Transaction”) of Noble and substantially all of the transferable laser welded blanks properties and assets (both tangible and intangible property and assets, or rights therein), or transferable stock or other equity interests in the entities holding such properties and assets, owned or controlled, directly or indirectly, by Arcelor, including, if Arcelor is permitted directly or indirectly to sell them to Noble and subject to the Department of Justice Consent Decree described below, the laser welded blanks assets and interests of Dofasco Inc. (“Dofasco”). This letter agreement supersedes the parties’ letter of intent dated July 19, 2006 and executed and delivered by Arcelor on July 31, 2006.

In this letter, all of such properties and assets or interests therein, including Tailor Steel America LLC, are referred to as “Arcelor TBA Assets/Interests;” “Noble Group” means Noble and a direct or indirect subsidiary of Noble designated by Noble as party to the Transaction; “person” means either an individual or an entity, as the context requires; and “Affiliate” means any person directly or indirectly controlling, controlled by or under common control with a specified person.

In consideration of the mutual covenants set forth below, Noble and Arcelor agree as follows as of the date first written above:

1. Basic Terms.

Attached as Exhibit A is a Term Sheet for the Transaction. The parties agree to consummate the Transaction according to the Term Sheet, subject to such changes and modifications as may be mutually agreed upon by the parties, in writing, with both parties acting in a commercially reasonable manner and in good faith, based upon tax advice or other matters which may arise during the due diligence and document preparation process. The parties, acting in good faith and in a commercially reasonable manner, agree to negotiate, execute and deliver a definitive agreement for the Transaction and all ancillary agreements and documents and to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transaction as contemplated by the definitive agreement. In this letter and the Term Sheet, references to actions that “Noble” or “Arcelor” will take, or refrain from taking, are intended to include, where the context requires, Noble’s causing one or more of its Affiliates to take, or refrain from taking, such action, or Arcelor’s causing one or more of its Affiliates to take, or refrain from taking, such

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October 26, 2006

action; provided, however, that, in the case of actions by Dofasco, such references are intended to include only Arcelor’s use of its reasonable best efforts to cause Dofasco to take, or refrain from taking, such action and shall not include any efforts or action which would violate the Final Judgment of the U.S. District Court for the District of Columbia in the matter styled United States v. Mittal Steel Company N.V., and the related Hold Separate Stipulation and Order (together, the “Department of Justice Consent Decree”).

2. Other Negotiations.

(a) Noble and Arcelor contemplate the expenditure of substantial time and money in connection with their respective due diligence investigations of the Transaction and the preparation of a definitive agreement. Accordingly, until the signing of a definitive agreement or, if earlier, December 31, 2006 (the “Exclusivity Period”), (i) Arcelor will not take, directly or indirectly, through any officer, director, employee, stockholder, Affiliate or agent (“Representatives”) or otherwise, any action to solicit, initiate, seek, support or encourage any inquiry, proposal or offer from, provide any non-public information to or participate in any discussions or negotiations with (“Solicit”), any third party regarding any acquisition of majority ownership or voting control of, or all or substantially all of the assets of, or any merger or consolidation with, or liquidation, sale or other disposition and regardless of the form of the transaction (a “Third Party Transaction”), which primarily involves, directly or indirectly, the Arcelor TBA Assets/Interests, and (ii) Noble will not take, directly or indirectly, through Representatives or otherwise, any action to Solicit a Third Party Transaction for Noble; provided, however, that: (A) Arcelor may sell an interest in Laser Welded Blank Limited to a new co-venturer, (B) Arcelor may seek co-venturers for consideration of establishing new TBA ventures in countries where the parties do not currently have TBA facilities, (C) prior to the parties’ entry into a definitive agreement for the Transaction, Arcelor may provide non-public information to and enter into discussions or negotiations with any third party in response to any unsolicited, bona fide written offer by the third party to enter into any Third Party Transaction that is reasonably likely to result in a Superior Transaction (as defined below) for Arcelor’s stockholders and, subject to compliance with subparagraph (b) below, may enter into such Superior Transaction, in which event the parties’ agreement to consummate the Transaction pursuant to this letter agreement shall terminate, (D) prior to any vote by the stockholders of Noble regarding approval of the Transaction, Noble may provide non-public information to and enter into discussions or negotiations with any third party in response to any unsolicited, bona fide written offer by the third party to enter into any Third Party Transaction that is reasonably likely to result in a Superior Transaction for Noble’s stockholders and, subject to compliance with subparagraph (b) below, may enter into such Superior Transaction, in which event the parties’ agreement to consummate the Transaction pursuant to this letter agreement shall terminate, and (E) nothing in this paragraph shall prohibit or in any way limit any Solicitation or other action Arcelor or its Affiliates may take in relation or response to, or in connection with, any actual or potential transaction involving Arcelor’s capital or pursuant to the Department of Justice Consent Decree. The term “Superior Transaction” means a Third Party Transaction with Arcelor or a member of the Noble Group on terms that the board of directors of Arcelor or Noble, as the case may be, determines, in its reasonable judgment, to be more favorable to its stockholders from a financial point of view than the terms of the Transaction.

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October 26, 2006

(b) In order to assure each party to this letter the opportunity to equal or “top” an unsolicited, bona fide written offer received by the other that the other intends to accept, before Arcelor or any member of the Noble Group agrees to a Superior Transaction with a third party, (i) the party that receives such an offer will submit the detailed terms of the offer to the other party to this letter, and (ii) the party that has received the offer will consider modified terms for the Transaction or terms for a possible alternative transaction, or both, offered at any time by the other party to this letter during the week following submission of the third party offer to it and will not agree to enter into such Superior Transaction unless its board of directors determines, in its reasonable judgment, that such Superior Transaction is more favorable to its stockholders from a financial point of view than all such modified terms for the Transaction or terms for a possible alternative transaction proposed by the other party to this letter. The obligations stated in the immediately preceding sentence on the part of the party receiving an offer will apply to each and every offer that it may receive, including any offer made by a third party that varies from a prior offer made by the same third party.

3. Confidentiality; Due Diligence.

(a) The terms of the letter agreement dated as of July 10, 2005 between Noble and Arcelor, extended as of April 17, 2006 to include Dofasco, are hereby ratified, confirmed and incorporated by reference subject, in the case of Dofasco, to the Department of Justice Consent Decree.

(b) Each of Noble and Arcelor, and the agents (including legal and financial advisors) authorized by each of them, is hereby authorized to conduct a commercially reasonable due diligence investigation of the laser welded blank business, assets and liabilities, including without limitation, intellectual property, environmental and employee benefit matters, pertaining to (i) the Arcelor TBA Assets/Interests, in the case of Noble and its agents, and (ii) Noble, in the case of Arcelor and its agents, including related work papers of the parties’ internal accountants and (so far as may be authorized by Noble or Arcelor) of the parties’ external auditors. Each of the parties will use reasonable efforts to cause its Representatives to cooperate fully with such examination and, upon inquiry, will make full disclosure to the other party and its agents as to all aspects of the Arcelor TBA Assets/Interests and related liabilities (in the case of Arcelor) and of Noble (in the case of Noble), including the conduct of business operations (past, present and future), condition (financial and otherwise), related liabilities and prospects. The parties will confer and jointly determine the scope, timing and procedures for such examination, which may, subject to the prior written consent of the disclosing party, include environmental sampling of soil, groundwater or other media. All disclosures made in connection with these due diligence investigations will be subject to the parties’ existing confidentiality agreements. To the extent that a confidentiality agreement with a third party would prohibit disclosure (as described above) to a party to this agreement, the other party will so advise the first party and will, upon its request, work with the first and third parties to attempt to have the first party added to the confidentiality arrangement upon terms acceptable to all three parties. Arcelor acknowledges and

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October 26, 2006

agrees that, as a result of its due diligence investigation of Noble, it may receive material non-public information about Noble, and that U.S. securities laws impose restrictions on trading in securities while in possession of such information. Accordingly, Arcelor agrees that, prior to the closing, it will not trade in securities of Noble.

(c) Without limiting the foregoing, Arcelor and Noble will each endeavor to keep the other party reasonably informed of its actions that would materially affect the Transaction or the value or expected benefit of the Transaction to the other party.

4. Expenses.

Except as provided in this paragraph or paragraph 8 of this letter, each party will be responsible for and bear all of its own costs and expenses incurred at any time in connection with pursuing or consummating the proposed Transaction, including but not limited to all transfer taxes, stamp taxes, excise taxes, filing fees and any other government charges or imposts of any nature whatsoever imposed on it in connection with the Transaction. Arcelor shall bear all costs and expenses related to the Reorganization, including intellectual property registration fees, real estate registration costs and any notarial and stamp fees. The parties shall each pay one-half of any filing fees under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, related to Arcelor’s acquisition of Noble shares and one-half of the SEC filing fees related to Noble’s proxy statement seeking authorization for the Noble shares to be issued to Arcelor.

5. Public Statements.

Noble and Arcelor will not make any statement pertaining to the parties’ discussions or the Transaction or the terms thereof to the public before the closing of the Transaction without the prior written consent of Arcelor (in the case of a Noble statement) or of Noble (in the case of an Arcelor statement), except for statements agreed upon by the parties or required by listing or exchange rules or applicable law. With respect to all such statements as are made by a party to this letter because they are required by listing or exchange rules or applicable law, each such statement shall be made upon and in conformity with the advice of such party’s legal counsel and shall be preceded, whenever practicable, by consultation with the other party.

6. Standstill.

Each of Arcelor and Noble agrees that, until the date which is two years from the date hereof, it will not, whether singly or as part of a “group” (as defined under the US Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly: (a) acquire, offer, make a proposal or agree to acquire (whether publicly or otherwise), in any manner, any material assets of the other party or of its subsidiaries or any equity securities of the other party or of its subsidiaries, or “beneficial ownership” thereof (as defined under the Exchange Act), except pursuant to a stock split, stock dividend or similar event not effected pursuant to a violation of this paragraph; (b) make or in any way propose or participate in any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any person, other than the other

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October 26, 2006

party, with respect to the solicitation or voting of any equity security of the other party in opposition to any matter that has been recommended by the board of directors of the other party or in favor of any matter that has not been approved by such board or become a “participant” in any “election contest” (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the other party; (c) form, be a member of, join or encourage the formation of any group (as so defined) with respect to any equity security of the other party or the acquisition of any assets of the other party; (d) deposit any equity security of the other party into a voting trust or subject any such security to any arrangement or agreement with respect to the voting thereof that would cause it to be in violation of any other provision of this paragraph; (e) seek election to or seek to place a representative on the board of directors of the other party otherwise than in connection with, or as contemplated in, the Transaction; (f) call or seek to have called any meeting of the stockholders of the other party other than by participating as a director of the other party in calling, or seeking to have called, meetings of stockholders generally; (g) solicit, seek to effect, negotiate with or provide any information to any other person with respect to, or make any statement or proposal, whether written or oral, or otherwise make any public announcement or proposal whatsoever with respect to a merger or acquisition of the other party, the sale of all or a substantial portion of the assets of the other party and its subsidiaries, the liquidation of the other party, the recapitalization of the other party or a similar business transaction with respect to the other party or take any action that might require the other party to make a public announcement with respect to any such matter, in each case otherwise than in connection with the Transaction; or (h) instigate, encourage or assist, or enter into any discussions or arrangements with, any other person to do any of the actions described in this paragraph. (References in this paragraph to terms defined under the Exchange Act are intended to include such terms or other terms of like or similar import under applicable securities laws, rules or regulations of other relevant jurisdictions.)

7. Newco Financial Statements.

The parties understand as follows: Noble will be required to solicit proxies from its stockholders in order to approve the Transaction. The rules and regulations of the United States Securities and Exchange Commission (the “SEC”) require Noble to include in the proxy statement relating to such solicitation (the “Proxy Statement”) certain information, including financial statements, some of which are required to be audited, of the Arcelor TBA Assets/Interests. In addition, after the closing of the Transaction, SEC rules and regulations require Noble to file a Current Report on Form 8-K (the “Form 8-K”) reporting the closing of the Transaction and including, in response to Item 9.01 of Form 8-K, audited financial statements of the Arcelor TBA Assets/Interests and pro forma financial statements for Noble.

Subject to Noble receiving confirmation from the SEC that (i) selected financial data of the Arcelor TBA Assets/Interests for 2003 may be omitted from the Proxy Statement, and (ii) audited financial statements for the nine months ended September 30, 2006 may be substituted in lieu of the twelve-month audited financial statements that would otherwise be required, Arcelor covenants and agrees to deliver to Noble the following balance sheets, income statements and statements of cash flows (collectively, “Financial Statements”) of the Arcelor TBA Assets/Interests, excluding the Powerlasers subsidiaries of Dofasco (“Powerlasers”):

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October 26, 2006

(i) not later than the date of signing of the definitive agreement: (a) audited Financial Statements as of and for the nine months ended September 30, 2006; (b) audited Financial Statements as of and for the year ended December 31, 2005; and (c) audited Financial Statements as of and for the year ended December 31, 2004; and

(ii) not later than 50 days after the closing of the Transaction: if the closing of the Transaction occurs after March 15, 2007, audited Financial Statements as of and for the year ended December 31, 2006.

Arcelor shall cooperate reasonably and in good faith with Noble to provide all such additional information as may be required for Noble’s SEC filings that Arcelor can provide without undue burden and expense. Noble and Arcelor agree to cooperate with each other and to use their reasonable best efforts to obtain any further relief from the SEC requirements applicable to the Proxy Statement or the Form 8-K that either party deems necessary or appropriate. For avoidance of doubt, the parties agree that all of the covenants of Arcelor contained in this paragraph 7 are material binding obligations of Arcelor.

8. Break-Up Fee.

(a) In the event that the Transaction does not close before July 1, 2007, or if the Transaction is abandoned before then, then, upon demand by Noble, Arcelor will pay Noble, as Noble’s exclusive remedy under this letter agreement, a cash break-up fee in the amount of the reasonable out-of-pocket expenses actually incurred by Noble in connection with the proposed Transaction after July 31, 2006, not to exceed $5 million in the aggregate, if the Transaction did not close or was abandoned solely because:

(i) Arcelor materially breached any of its material binding obligations made in this letter and failed to cure such breach within one week of its receipt of written notice from Noble identifying the breach and requesting a cure; or

(ii) Arcelor or its Affiliates (A) took action pursuant to clause (E) of subparagraph 2(a) of this letter or (B) entered into a Superior Transaction or other transaction with a third party that would, in the case of each of the foregoing clause (A) or (B), preclude the Transaction.

(b) In the event that the Transaction does not close before July 1, 2007, or if the Transaction is abandoned before then, then, upon demand by Arcelor, Noble will pay Arcelor, as Arcelor’s exclusive remedy under this letter agreement, a cash break-up fee in the amount of the reasonable out-of-pocket expenses actually incurred by Arcelor in connection with the proposed Transaction after July 31, 2006, other than expenses incurred by Arcelor relating to the Department of Justice Consent Decree or its effect upon the Transaction specifically including the matters related to Powerlasers contemplated by the initial letter of intent dated July 19, 2006

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October 26, 2006

which were subsequently suspended as a result of the Department of Justice Consent Decree, not to exceed $5 million in the aggregate, provided that the Transaction did not close or was abandoned solely because:

(i) Noble materially breached any of its material binding obligations made in this letter and failed to cure such breach within one week of its receipt of written notice from Arcelor identifying the breach and requesting a cure; or

(ii) Noble entered into a Superior Transaction or other transaction with a third party that would preclude the Transaction.

(c) The parties’ definitive agreement may contain additional provisions requiring payment of a break-up fee.

9. Binding Obligation.

This letter agreement creates a legally binding obligation of the parties to enter into the Transaction according to the Term Sheet. The parties shall act fairly, in a commercially reasonable manner, in good faith, to negotiate, execute and deliver the definitive agreement and the ancillary agreements and documents based upon the Term Sheet.

10. Miscellaneous.

The offer made by Noble in and through this letter will expire at 11:59 PM (Greenwich Mean Time) on October 31, 2006, unless accepted sooner by Arcelor. Noble’s Board of Directors has approved the Term Sheet and authorized the execution of this letter agreement. This letter shall be governed by and construed in accordance with the laws of the State of New York.

Please indicate Arcelor’s acceptance of the terms of this letter by executing this letter in the spaces provided below and returning the letter, executed by both parties, to the undersigned, so as to be received not later than the time specified in the immediately preceding paragraph. You may execute and deliver this letter in counterparts. We look forward to consummation of the Transaction as outlined in the Term Sheet.

Very truly yours,

Noble International, Ltd.

By:	/s/ Thomas L. Saeli
Thomas L. Saeli
Chief Executive Officer

Attachment: Exhibit A – Term Sheet

Arcelor S.A.

October 26, 2006

Accepted and agreed this 27th day of October, 2006:

Arcelor S.A.

By:	/s/ Michel Wurth
Name:	Michel Wurth
Title:	Member of the Group Management Board

By:	/s/ Christophe Cornier
Name:	Christophe Cornier
Title:	EVP Arcelor Mittal-Responsable Flat Europe

EXHIBIT A

TERM SHEET

This Term Sheet sets forth the basic terms agreed upon by Noble and Arcelor with regard to the Transaction (as defined in the binding letter of intent to which this Term Sheet is attached (the “LOI”)). The LOI, including this Term Sheet, sets forth the parties’ legally binding agreement. The parties agree to act fairly, commercially reasonably and in good faith in order to negotiate and execute the definitive agreement and ancillary agreements and documents contemplated by this Term Sheet. Arcelor and Noble shall cooperate with one another and shall use their respective reasonable best efforts, in good faith, to satisfy all the conditions of closing and to consummate the Transaction. Capitalized terms have the meanings ascribed to them herein or in the LOI. Dollar amounts specified herein and therein are US dollar amounts. Except as otherwise specified herein, financial and accounting terms shall have the meanings ascribed to them by SEC Regulation S-X and otherwise by generally-accepted United States accounting principles.

Structure

Before or at the closing of the Transaction, Arcelor shall cause the Arcelor TBA Assets/Interests and all of the liabilities associated with such Arcelor TBA Assets/Interests consisting of pension, health care, severance and other employment-related liabilities pertaining to employees associated with the Arcelor TBA Assets/Interests at the closing time (“Assumed Social Costs”) plus trade payables other than Transaction costs (together with the Assumed Social Costs, the “Assumed Liabilities”), to be transferred to and held by a holding company (“Newco”) or one or more direct or indirect subsidiaries of Newco, provided that Tailor Steel America LLC (“TSA”) shall remain a direct or indirect, wholly-owned subsidiary of Arcelor (the “Reorganization”). Upon the later of consummation of the Reorganization and the closing of the Transaction, the only liabilities of Newco and its subsidiaries and TSA shall be (i) the Assumed Liabilities and (ii) other liabilities of Newco, its subsidiaries or the Arcelor TBA Assets/Interests or TSA arising prior to the closing (the “Other Liabilities”). Arcelor shall indemnify, defend and hold harmless Newco and its subsidiaries, TSA and Noble against all the Other Liabilities and any related claims. Arcelor shall inform and consult with Noble, and consider Noble’s comments, regarding (a) the Reorganization prior to effectuating the significant steps of the Reorganization and (b) Arcelor’s dealings with works councils regarding the Transaction prior to making significant presentations to the works councils.

The Transaction shall be structured as Noble’s purchase from Arcelor of the stock of Newco and the membership interests of TSA and, if permitted, the stock of Powerlasers, and Arcelor’s purchase of the shares of Noble described below. In doing so, Noble will acquire Arcelor’s entire transferable equity interest in and to all of the Arcelor TBA Assets/Interests free of liens and encumbrances (other than liens or encumbrances securing the payment of Assumed Liabilities).

The closing of the Transaction will occur on or before March 15, 2007, unless expressly extended in writing by both parties.

The parties further agree that, subject to the requirements, conditions and restrictions of the Department of Justice Consent Decree, if Arcelor is permitted to directly or indirectly sell the shares of Powerlasers to Noble, then Noble shall purchase such shares from Arcelor (or from Dofasco, as the case may be). In connection with the sale and purchase of Powerlasers, Arcelor will represent and warrant to Noble that (i) the Powerlasers business, assets and assumed liabilities as of the closing do not include any liabilities other than (A) Assumed Liabilities and (B) Other Liabilities against which Arcelor will indemnify Noble, and (ii) Powerlasers has sufficient, positive net working capital to continue operation of its business consistent with past practice. The definitive agreement governing the sale of Powerlasers shall contain substantially the same representations, warranties and conditions, as the definitive agreement governing the Transaction, except that the Powerlasers agreement (x) will include reasonable adjustments based on the smaller size of the Powerlasers transaction and (y) will not include a material adverse change condition, except with respect to any event occurring in 2007 that would have a material adverse effect (other than a reduction in EBITDA) on the Arcelor TBA Assets/Interests, considered as a whole.

Valuation and Consideration	Noble and Arcelor have valued the Arcelor TBA Assets/Interests and Assumed Liabilities, including Powerlasers, based on a multiple of pro forma EBITDA for 2006 for such Arcelor TBA Assets/Interests projected at $65 to $70 million, after giving effect to the anticipated restructuring and Reorganization (all of the costs of which will be borne by Arcelor, but will be excluded from the 2006 pro forma EBITDA calculation) and assuming a U.S. dollar/Euro exchange rate of 1.25 U.S. dollars to 1 Euro (the “2006 Pro Forma TBA EBITDA”).

Accordingly, if, subject to the requirements, conditions and restrictions of the Department of Justice Consent Decree, Arcelor is permitted directly or indirectly to sell Powerlasers to Noble, the aggregate consideration payable by Noble for purchase of all the shares of Newco, TSA and Powerlasers (the “Purchase Consideration”) will be as follows:

(i) Cash in the aggregate amount of $147 million payable at closing of the Transaction (the “Cash Consideration”); provided, however, that (A) if the weighted average price per share of Noble’s common stock traded on the Nasdaq for the fifteen (15) consecutive trading days ending on the day prior to closing (rounded up to the nearest whole cent from 0.50 or more of a cent and otherwise rounded down to the nearest whole cent) (the “Average Price”) is greater than $18.00, then the Cash Consideration shall be decreased by an amount equal to the product of 9,375,000 multiplied by the positive difference between the Average Price and $16.00, and (B) if the Average Price is less than $14.00, then the Cash Consideration shall be increased by the aggregate amount of $20,000,000; provided further, that neither party shall be obligated to close if the Average Price is greater than $20.00 or less than $12.00;

(ii) 9,375,000 newly-issued shares of Noble common stock, representing approximately 40% (assuming no conversion of Noble’s convertible securities currently outstanding and no issuance of shares of Noble common stock reserved for holders of options currently outstanding) of Noble’s common stock outstanding upon the closing, to be delivered at closing of the Transaction; and

(iii) Noble’s one-year promissory note for $50 million, bearing interest at the Prime rate and subordinated in favor of Noble’s senior credit facilities (the “Note”) (which Note shall be transferable to Arcelor or its affiliates), to be delivered at closing of the purchase and sale of Powerlasers, provided that Arcelor is permitted directly or indirectly to effect the sale of Powerlasers within six months after the closing of the Transaction. However, if the pro forma EBITDA for 2006 for Powerlasers, after giving effect to the anticipated restructuring (all of the costs of which will be borne by Arcelor, but will be excluded from the 2006 pro forma EBITDA calculation) and assuming a U.S. dollar/Canadian dollar ratio of 1 U.S. dollar to 1.128 Canadian dollars (the “2006 Pro Forma Powerlasers EBITDA”) is less than U.S. $7 million, then the Note shall be for a principal amount equal to the product of 6.5 times the 2006 Pro Forma Powerlasers EBITDA.

Conduct of Business; Employee Arrangements

Until the closing, and except as may be necessary or appropriate to effectuate the Reorganization, Arcelor will manage the Arcelor TBA Assets/Interests and related liabilities, and Noble will manage its assets and liabilities, in the ordinary course of business, consistent with past practice and in accordance with standard industry practice (subject, in the case of Powerlasers, to the Department of Justice Consent Decree). Without limiting the generality of the foregoing, except with the prior written consent of Noble, which shall not be unreasonably withheld or delayed, until the closing Arcelor shall not (i) accelerate the collection of TBA accounts receivable, (ii) delay the payment of TBA accounts payable or other liabilities, (iii) acquire or dispose of material Arcelor TBA Assets/Interests, including any intellectual property (other than in the ordinary course of business consistent with past practice); or (iv) enter into any agreement or arrangement that limits or otherwise restricts in any material respect TSA, Newco or any of its subsidiaries from engaging or competing in any line of business, in any location or with any person. Without limiting the generality of the foregoing, except with the prior written consent of Arcelor, which shall not be unreasonably withheld or delayed, until the closing Noble shall not (a) except pursuant to the possible acquisition of certain assets of, or interests in, a business in Asia as previously disclosed to Arcelor, acquire or dispose of material assets, including any intellectual property (other than in the ordinary course of business consistent with past practice), or incur or issue material additional indebtedness, (b) split, combine or reclassify any shares of capital stock or declare, set aside or pay any dividend or other distribution (other than the customary quarterly dividend consistent with past practice) in respect of its capital stock, or redeem, repurchase or otherwise acquire any capital stock of Noble; (c) authorize or issue any capital stock or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to Noble’s capital stock or any securities convertible into shares of such stock, other than to directors or employees of Noble in connection with any employee benefit plan approved by the stockholders of Noble, except that, after March 15, 2007, Noble may issue and sell shares of capital stock to the public or to private investors, provided that Arcelor is given the opportunity to acquire up to 40% of such shares on the same terms; or (d) amend its articles of incorporation, bylaws or similar organizational documents. The definitive agreement will contain additional, standard interim conduct-of-business restrictions applicable to both parties.

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The parties will agree on the employees of Arcelor or its Affiliates to be offered employment with Noble (which may include all or substantially all of the employees of certain Arcelor Affiliates) and will agree on appropriate compensation arrangements. For this purpose, Noble will provide Arcelor with information on the compensation of Noble’s managers and other senior employees. The parties agree that at closing the Arcelor senior executives previously identified to Noble and the Noble senior executives identified in or pursuant to the definitive agreement, with, in each case, the titles and offices they will be offered or hold at Noble (collectively, “Key Employees”) shall be employed by Noble with such titles and offices, and an Arcelor senior executive shall be a director of Noble with the title and office of “Vice Chairman of the Board of Directors.” It will be a condition to both Noble’s and Arcelor’s obligations to close the Transaction that each Key Employee enter into an agreement containing customary employment terms and otherwise on terms no less favorable to such Key Employee in the aggregate than his or her present employment terms or, in the absence of an employment agreement, shall provide reasonable assurances of such Key Employee’s commitment to remain employed at Noble.

Arcelor shall engage Advention Business Partners, a mutually acceptable independent consulting firm (“Advention”), to perform seller due diligence on the Arcelor TBA Assets/Interests, on reasonable terms satisfactory to Noble and Arcelor and subject to Arcelor’s satisfaction with regard to the cost of such due diligence engagement. Arcelor shall cause Advention to deliver to Noble, concurrently with delivery to Arcelor, copies of all resulting drafts and final diligence reports and shall permit Advention to discuss such drafts and reports with Noble. Upon closing of the Transaction, Noble shall reimburse Arcelor for Advention’s fees and expenses in connection with such due diligence investigation

Competition; Collaboration	Arcelor will agree not to develop or conduct any laser welded blanks business, directly or indirectly, anywhere in the world (with exceptions to be specified in the definitive agreement) and as required by the Department of Justice Consent Decree and except during any period when Arcelor is engaged in commercially reasonable, good faith efforts to sell Powerlasers), for five years after the closing, except in conjunction with Noble, including through the granting to third parties engaged in the laser welded blanks business of licenses under patents, patent applications, know-how and other intellectual property of any nature pertaining to laser welding or other welding or bonding methods for use in the laser welded blanks business. Noble’s controlling stockholder, Robert J. Skandalaris (“Skandalaris”), will agree not to invest in, be employed by, or otherwise engage or participate in a laser welded blanks business other than Noble, anywhere in the world, for five years after the closing, under a non-competition agreement containing customary terms.

With reference to the Copperweld business owned by Dofasco, to the extent permitted by the Department of Justice Consent Decree and other applicable law, the definitive agreement may provide for cooperation between Dofasco and Noble relative to the development and commercialization of structural tube technology.

Arcelor will use its commercially reasonable efforts to eliminate, before the closing, any contractual inhibition on competition, worldwide, arising from ownership or commercialization of any Arcelor TBA Asset/Interest.

Representations and Warranties; Covenants; Conditions

The definitive agreement will contain such representations and warranties, covenants and conditions of Noble and of Arcelor as are customary in the US for a transaction of this size and nature, including substantially reciprocal representations and warranties with respect to: power and authority; no violation of laws and regulations; entity status; corporate or other entity documents; title to purchased shares; ownership of subsidiaries; financial information; real property; leases; environmental liabilities; title to properties and assets; encumbrances; assets; material contracts; certain other agreements; breach of contracts or agreements; no conflict; intellectual property; compliance with laws, regulations and permits; insurance; employees and other representatives; employee benefit plans; litigation; events since reference balance sheet date; tax; accounts receivable; products; major customers and suppliers; inventory; affiliate relationships; Foreign Corrupt Practices Act and related matters; internal controls; broker’s or finder’s fees and disclosure. Certain other representations and warranties may apply only to one, but not the other, of Noble and Arcelor. Reasonable additional representations and warranties or covenants may be requested by either party as a consequence of its due diligence investigation or otherwise.

Without limiting the scope of the foregoing paragraph, consistent with this Term Sheet, Arcelor will represent and warrant that (a) to the knowledge of Arcelor, TSA has materially complied, and does materially comply, with the US Foreign Corrupt Practices Act; (b) based on historical results, it is Arcelor’s present good faith belief that the 2006 Pro Forma TBA EBITDA shall not be less than $65 million (assuming Powerlasers is included in the Transaction); (c) the aggregate Assumed Liabilities (other than trade accounts payable) at closing shall not exceed an amount described on a schedule to the definitive agreement, plus accruals to the closing date; (d) the Arcelor TBA Assets/Interests’ consolidated net working capital at closing will be not less than an amount sufficient to continue operation of the business of the Arcelor TBA Assets/Interests consistent with past practice; (e) none of the information supplied by or on behalf of Arcelor for inclusion in Noble’s proxy statement relating to the Transaction (or any amendments or supplements thereto), to Arcelor’s knowledge, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (f) none of the information supplied by or on behalf of Arcelor for inclusion in any filing made by Noble with the SEC, including Noble’s current report on Form 8-K relating to the Transaction, to Arcelor’s knowledge, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (g) the Arcelor TBA Assets/Interests contain all the assets necessary to operate the business of the Arcelor TBA Assets/Interests.

Without limiting the scope of the second preceding paragraph, Noble will represent and warrant that (a) Noble has filed with the SEC all forms, reports and other documents required to be filed by it since January 1, 2005 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as such documents have been amended since the time of their filing, collectively, “Noble SEC Documents”); (b) to Noble’s knowledge, the Noble SEC Documents, at the time filed, did not contain, and (subject to Arcelor’s representations in (e) and (f) above) Noble’s proxy statement relating to the Transaction (and any amendments or supplements thereto) and Noble’s current report on Form 8-K relating to the Transaction, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (c) to Noble’s knowledge, the Noble SEC Documents complied and such proxy (and any amendments or supplements thereto) and current report on Form 8-K will comply, in all material respects with the applicable requirements of the Exchange Act; and (d) the shares of Noble common stock issued to Arcelor will be duly and validly issued, fully paid and non-assessable, and will be free of restrictions on transfer, other than restrictions on transfer pursuant to agreements executed by Arcelor at closing and under applicable state and federal securities laws.

Governance

The definitive agreement will require Noble’s board of directors to increase the size of such board to nine members effective upon the closing. It will be a condition to Arcelor’s obligation to close that, effective upon the closing, all members of Noble’s then-current board, other than Skandalaris, shall have resigned from the board and eight directors shall have been appointed by Skandalaris as the sole remaining director. Of the eight appointed directors, Arcelor will nominate four, of whom two will be independent directors and will be subject to Skandalaris’ approval (not to be unreasonably withheld), and Skandalaris will nominate four, of whom three will be independent directors and will be subject to Arcelor’s approval (not to be unreasonably withheld). Each of the independent director nominees will satisfy Nasdaq requirements for independent directors. Skandalaris will remain Chairman of the Board of Noble following the closing for so long as Skandalaris is a member of the Board, and Arcelor’s nominee will be and remain Vice Chairman of the Board of Noble for so long as Arcelor has a nominee on the Board. Noble’s board committees consist of an audit committee, a compensation committee, a governance committee and an executive committee. It will also be a condition to Arcelor’s obligation to close that, effective upon the closing, the members of each Noble board committee will be restaffed in a manner satisfactory to Skandalaris and Arcelor, including, to the extent permitted by Nasdaq rules and applicable law, by way of causing Skandalaris (or another director satisfactory to Skandalaris) and at least one director nominated by Arcelor to become members of every committee.

The definitive purchase agreement or an ancillary agreement will contain provisions to assure that, in the event that Arcelor is unable to sell Powerlasers to Noble at closing of the Transaction, then, for so long as Arcelor still has a direct or indirect interest in Powerlasers (other than through Noble), Arcelor will be precluded from directly or indirectly receiving nonpublic, competitively-sensitive information concerning Noble.

Indemnification; Remedies

The definitive agreement will include usual and customary mutual, limited indemnifications for breaches of representations and warranties, covenants and other agreements, with a survival period of fifteen months for most items (longer periods as customary for others). No officer, director, employee or stockholder of Noble or Arcelor will be liable under the indemnification provisions of the definitive agreement.

No claim for indemnification will be payable unless and until all such claims, in the aggregate, exceed $850,000, in which case all claims shall be paid without regard to that minimum. The aggregate liability of each party with respect to all claims of indemnification shall not exceed $45 million, subject to an exception for retained Other Liabilities and any additional exceptions upon which the parties may agree (referred to herein as each party’s “Aggregate Indemnification Liability Cap”). Except for a claim of fraud or a claim of misrepresentation or breach of warranty as to title, due authorization or absence of liens on shares of stock, the sole post-closing remedy for misrepresentation in, or breach of, the definitive agreement will be a claim for indemnification.

Ancillary Agreements

Voting and Support Agreement. Contemporaneously with the execution and delivery of this letter agreement, Skandalaris and Arcelor are entering into a voting and support agreement negotiated among the parties, which requires Skandalaris to vote all of his Noble shares in favor of the Transaction.

Standstill and Stockholders Agreement. At the signing of the definitive agreement, Skandalaris and Arcelor will enter into, and Noble shall cause Skandalaris to enter into, a standstill and stockholders agreement to be negotiated among the parties. This agreement will provide, upon customary terms, that (i) neither Skandalaris nor Arcelor will sell or otherwise transfer any Noble common stock to a third party for two years after the closing date, and (ii) thereafter for a period of an additional three years neither Skandalaris nor Arcelor will sell or otherwise transfer any Noble common stock to a third party without first offering such stock to the other on terms identical to the terms of the proposed transfer to the third party (“Right of First Refusal”). Arcelor will agree not to buy any Noble common stock during the same period without Skandalaris’s consent, and Skandalaris will agree not to buy any Noble common stock during the same period without Arcelor’s prior knowledge, other than purchases pursuant to stock options and other executive compensation arrangements approved by Noble’s board of directors. The obligations of Skandalaris not to transfer stock will exclude Skandalaris’s transfers of a limited number of shares made for estate planning and charitable purposes. In addition, if for any reason Noble’s quarterly dividend per share (a) is suspended for two or more consecutive fiscal quarters or (b) decreases from the current $0.08 per share and does not increase to $0.08 or more per share within two fiscal quarters following such decrease, Skandalaris and Arcelor may, subject to a Right of First Refusal in favor of the other, sell to a third party up to that number of shares of Noble common stock required to replace, with the proceeds of the sale, his or its (as the case may be) cash flow lost due to such suspension or decrease. Arcelor will agree to vote all of its Noble shares in favor of Skandalaris’s and his nominees’ election to the board whenever the question may arise so long as Skandalaris holds (directly or indirectly) at least 7% of Noble’s shares. Skandalaris will also agree to vote all of his Noble shares in favor of Arcelor’s nominees’ election to the board whenever the question may arise so long as Arcelor holds (directly or indirectly) at least 7% of Noble’s shares. This stockholders agreement will also provide for consistent voting of Arcelor’s and Skandalaris’s Noble shares on strategic matters. If Arcelor fails to vote for the election of Skandalaris to Noble’s board, or if Noble’s stockholders do not reelect him to the board when he stands for reelection, then Skandalaris shall be entitled (subject to Arcelor’s right of first refusal) to sell, in an orderly manner, all of his Noble shares.

Registration Rights Agreement. At closing, Skandalaris, Noble and Arcelor will enter into a registration rights agreement, under which, on customary terms, in order to facilitate resales of Noble stock held by Skandalaris and by Arcelor after the closing, at least four demand and unlimited piggyback SEC registration rights will be granted to them by Noble in this registration rights agreement to be negotiated among the parties.

Transition Services Agreement. At closing, Arcelor will agree to provide to Noble, from and after the closing, and for so long as is reasonably required (not to exceed three (3) years, unless otherwise mutually agreed because of unusual business circumstances), all such reasonable transition services as Noble needs or that are desirable in order to manage Newco efficiently while integrating Newco into Noble’s business and to continue the operation of the Arcelor TBA Assets/Interests as currently operated and as proposed to be operated, and Noble will agree to provide Arcelor and its Affiliates, from and after the closing, and for so long as is reasonably required (not to exceed three (3) years, unless otherwise mutually agreed because of unusual business circumstances), all such reasonable transition services as Arcelor and its Affiliates need or that are desirable in order to fulfill any contractual or other obligations not transferred to Noble that would, but for the Transaction, be fulfilled by Arcelor or its Affiliates with use of the Arcelor TBA Assets/Interests. This transition services agreement to be negotiated among the parties will be based upon commercially reasonable terms, at prices not to exceed the direct internal cost (excluding overhead) of the party providing the services, without mark-up, and will require the parties to provide as much support as reasonably required and for as long as reasonably required (not to exceed three (3) years, unless otherwise mutually agreed because of unusual business circumstances), to operate the Arcelor TBA Assets/Interests, as currently operated and as proposed to be operated, including, among other things, information technology, human resources administration, property leasing, electrical and other utility service where legally and contractually permitted, accounting and tax services and support. The terms upon which Arcelor will commit to provide transition services can be expected to be consistent with Arcelor’s long-term strategy for conducting business in and with the worldwide vehicle (and vehicle parts) manufacturing and assembly industry.

Supply Agreement. At closing, Arcelor and Noble will enter into a supply agreement to be negotiated prior to closing, under which Noble will agree to buy from Arcelor, and Arcelor will agree to sell to Noble, steel for Noble’s European operations in quantities and qualities required by Noble’s customers. The term of the Supply Agreement shall be five years from the closing, renewable for one additional term of five years by either party with at least 18 and not more than 30 months’ notice prior to expiration of the initial term. This supply agreement will provide for prices and other terms and conditions equivalent to OEM prices, terms and conditions, with annual adjustment of prices and volumes.

Arcelor Auto Services Agreement. Currently, Arcelor TBA Assets/Interests depend on Arcelor Auto for provision of certain services, including but not limited to commercial and marketing support and research and development, that provide access to customer needs and market intelligence. Because such services are critical to the current and future conduct of the business of the Arcelor TBA Assets/Interests and also due to the importance for Arcelor Auto to ensure continuity of customer relations after closing of the Transaction, subject to due diligence, Arcelor and Noble will, at closing, enter into an Arcelor Auto services agreement to be negotiated prior to closing, under which Arcelor Auto will continue to provide Noble with services and support equivalent to those currently provided to the Arcelor TBA

Assets/Interests for a minimum duration of three years, on financial terms equivalent to those currently in effect, except that research and development services shall be provided at Arcelor’s internal cost without mark-up.

Exclusive Distribution Agreement. At closing, Arcelor and Noble will enter into a distribution agreement, under which Noble will agree to buy from Arcelor, and Arcelor will agree to sell exclusively to Noble, from and after closing for a term of three years, the entire laser welded blanks output of the Arcelor TBA facilities at Liège and Eisenhuttenstadt, in volumes and at prices designed to cover Arcelor’s internal costs, including labor and social costs, to produce such output (after giving effect to the anticipated restructuring and Reorganization, but not including the costs thereof), and on arm’s-length terms in all other respects. Upon expiration of the term of the distribution agreement, Noble will have a right of first offer on the sale by Arcelor of the machines employed by Arcelor in performing under the distribution agreement, at a price equal to the net book value of such machines on the date of sale, and any residual inventory of raw materials, work-in-process and finished products on-hand pursuant to the distribution agreement at a price equal to Arcelor’s net book value for such inventory.

Principal Closing Conditions

The conditions to the parties’ obligation to close the Transaction will be substantially reciprocal.

Without limiting the scope of the foregoing paragraph, the conditions to Noble’s obligation to close the Transaction will include, among others:

•      Completion of the Reorganization in accordance with a plan attached to the definitive agreement;

•      Completion of the Transaction financing, including Noble’s receipt of not less than $180 million in debt financing, on commercially reasonable terms that are reasonably acceptable to Noble;

•      Receipt of a favorable “fairness opinion” from financial advisors of Noble’s board of directors, prior to execution and delivery of the definitive agreement;

•      Bring-down of Arcelor’s representations and warranties to the closing, and compliance by Arcelor with all pre-closing covenants (including conduct-of-business and non-solicitation covenants) and other agreements, in all material reports;

•      No material adverse change in the Arcelor TBA Assets/Interests between June 30, 2006 and closing;

•      Receipt of all necessary governmental, regulatory and other third-party approvals, including approvals (or expiration of waiting periods, as applicable) required under all applicable competition laws; provided, however, that if any such approval imposes a Material Competition Obligation upon Noble to which Noble is not already subject, then Noble will not be obligated to close. For these purposes, a “Material Competition Obligation” is one that would require Noble, as a condition of approval of the Transaction, to divest any business, product line or asset, or to take or agree to take any action or agree to any limitation, that would have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of Noble;

•      No order that enjoins the closing of the Transaction or Noble’s ownership of Newco shall have been issued and shall remain in effect;

•      Appropriate comfort letters (if any) in connection with Noble’s proxy statement;

•      Customary legal opinion letters shall have been delivered;

•      Receipt of Noble stockholder approval;

•      Noble’s commercially reasonable, good faith satisfaction with the results of a “due diligence” investigation of the Arcelor TBA Assets/Interests, provided that the definitive agreement shall provide a specific date by which Noble will have had a reasonable period to conduct and become reasonably satisfied with general due diligence, and after such date, further conditions regarding due diligence shall be limited to confirming accuracy of representations and warranties and specifically designated, limited areas of further investigation; and

•      A sufficient workforce will be available to continue operation of the Arcelor TBA Assets/Interests after closing consistent with past practices and as proposed to be conducted.

Without limiting the scope of the second preceding paragraph, the conditions to Arcelor’s obligations to close the Transaction will include, among others:

•      Completion of the Transaction financing, including Noble’s receipt of not less than $180 million in debt financing, on commercially reasonable terms that are reasonably acceptable to Arcelor;

•      Noble representation and warranty that it has received a favorable “fairness opinion” from financial advisors of Noble’s board of directors prior to execution and delivery of the definitive agreement;

•      Bring-down of Noble’s representations and warranties to the closing, and compliance by Noble with all pre-closing covenants (including conduct-of-business covenants) and other agreements, in all material respects;

•      No material adverse change in the condition (financial or otherwise) of Noble between June 30, 2006 and closing;

•      Receipt of all necessary governmental, regulatory and other third-party approvals, including approvals (or expiration of waiting periods, as applicable) required under all applicable competition laws; provided, however, that if any such approval imposes a Material Competition Obligation upon Noble to which Noble is not already subject, then Arcelor will not be obligated to close;

•      No order that enjoins the closing of the Transaction shall have been issued and shall remain in effect;

•      Customary legal opinion letters shall have been delivered;

•      Receipt of Noble stockholder approval;

•      Arcelor’s commercially reasonable, good faith satisfaction with the results of a “due diligence” investigation of Noble, provided that the definitive agreement shall provide a specific date by which Arcelor will have had a reasonable period to conduct and become reasonably satisfied with general due diligence, and after such date, further conditions regarding due diligence shall be limited to confirming accuracy of representations and warranties and specifically designated, limited areas of further investigation; and

•      Election of Arcelor’s representatives on the Noble board of directors.

Timing	The parties will endeavor to sign a definitive agreement no later than December 1, 2006.

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